EXHIBIT 99.1

Force Protection Announces $69 Million Order for Additional MRAP Cougar Vehicles

August 13, 2007 - 8:38 AM EST

Force Protection, Inc. (Nasdaq: FRPT) today announced a follow-on order by the U.S. Marine Corps for 125 additional Cougar Category I and II vehicles for the Mine Resistant Ambush Protected (MRAP) vehicle program. The award totals $69,799,900 and will deliver 25 Category I plus 100 Category II MRAPs as urgently requested by the federal government by the end of 2007.

The U.S. Department of Defense has now awarded Force Protection five delivery orders under its December 2006 open contract worth over $1.0 billion. As previously reported, work will be conducted with its joint venture partner, General Dynamics Land Systems.

“The significance of this order lies in the fact that, with our partners, Force Protection has found yet another production technique to make these strategic assets faster and more efficiently,” said Force Protection Chief Operating Officer Raymond Pollard. “Remember, we are responding to the warfighter not only with this life-saving technology in a timely manner, but also with the resources necessary to maintain this growing fleet of uniquely protected vehicles at the highest levels of performance.”

Force Protection has placed more than 60 Field Service Representatives (FSRs) in the field to assist the armed forces in training and vehicle maintenance in Iraq and Afghanistan.

“We have a proven solution to counter IEDs in the Cougar MRAPs,” said Vice President for Program Management Damon Walsh. “It is being fielded in greater numbers every day, and with the support system created by the deployment of our FSRs, troops will continue to have the resources that ensure optimal use of these vehicles.”

Force Protection Category I and II Cougar vehicles under contract now total over 1,900 under the MRAP program.

About Force Protection

Force Protection manufactures ballistic- and mine-protected vehicles through its wholly-owned subsidiary. These specialty vehicles are protected against landmines, hostile fire, and Improvised Explosive Devices (IEDs, commonly referred to as roadside bombs). Force Protection’s mine and ballistic protection technology is among the most advanced in the world. The vehicles are manufactured outside Charleston, S.C. For more information on Force Protection and its vehicles, go to www.forceprotection.net.

About General Dynamics

General Dynamics Land Systems, a business unit of General Dynamics (NYSE:GD), is headquartered in Falls Church, Va., employs approximately 82,900 people worldwide and anticipates 2007 revenues of approximately $27 billion. The company has leading market positions in mission critical information systems and technologies, land and amphibious combat systems, shipbuilding and marine systems, and business aviation. More information about the company is available on the Internet at www.generaldynamics.com.

Policy Impact Communications
Jeff Child, 202-737-5339